Exhibit No. 23

Consent of Independent Accountants

The Board of Directors
Moog Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-20069, 33-33958, 33-36721, 33-36722, 33-57131, 33-62968, 333-73439 and 333-85657) on Form S-8 of Moog Inc. of our report dated February 12, 2003 relating to the statements of net assets available for benefits of Moog Inc. Savings and Stock Ownership Plan as of September 30, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended which report appears in this Form 11-K.

/s/ KPMG LLP

March 18, 2003
Buffalo, New York